NR09-12

October 26, 2009

CARDERO COMPLETES $1,000,000 INVESTMENT IN
WEALTH MINERALS LTD.

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to announce that it has completed a $1,000,000 investment in Wealth Minerals Ltd. (“Wealth”) of Vancouver B.C.

Wealth is an early stage mineral exploration company with approximately 37.7 million shares issued and listings on the TSX Venture and Frankfurt Stock Exchanges.  Wealth’s focus is the acquisition and exploration of prospective uranium properties, primarily in Argentina and Peru.  In addition to ongoing work programs on its existing properties, it continues to actively evaluate new potential uranium projects in these and other countries.  Wealth recently completed a $1,406,980.26 financing, consisting of 3,349,953 units at a price of $0.42 per unit.  Each unit consisted of one common share and one transferable common share purchase warrant, with each warrant being exercisable to acquire one additional common share until October 23, 2011 at an exercise price of $0.60.  Cardero purchased 2,380,953 of the units at a cost of $1,000,000.

As a result of this acquisition, Cardero now holds an aggregate of 2,650,353 common shares of Wealth, representing approximately 7.02% of the issued and outstanding common shares of Wealth.  Assuming the exercise of the 2,380,953 warrants comprised in the units, Cardero would then hold 5,031,306, or approximately 12.54%, of the then issued common shares (assuming no other warrant or option exercises).  Cardero is not acting jointly or in concert with any other persons or companies in connection with such acquisition or the securities of Wealth.

Cardero acquired the securities of Wealth for investment purposes only, and not for the purpose of influencing control or direction over Wealth.  Cardero will, however, review its holdings in Wealth from time to time, and may increase or decrease its position as future circumstances dictate.

About Cardero Resource Corp.

Cardero’s focus through the coming months is be to realise the considerable value it believes is locked in the Company’s significant iron ore assets in the Marcona District of southern Peru in addition to advancing exploration of its gold and copper projects in Argentina and Mexico.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the NYSE-Amex (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements concerning the intentions of the Company with respect to its holdings of securities of Wealth, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies and other risks and uncertainties disclosed in the Company’s annual information form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.